Exhibit 10.25.5

AMENDMENT 2025-2
TO THE
PENSION PLAN FOR EMPLOYEES OF
AMERICAN WATER WORKS COMPANY, INC.
AND ITS DESIGNATED SUBSIDIARIES
WHEREAS, American Water Works Company, Inc. (the “Company”) sponsors the Pension Plan for Employees of American Water Works Company, Inc. and Its Designated Subsidiaries (the “Plan”) and its corresponding trust for the benefit of its eligible employees;
WHEREAS, the Company has approved the purchase of one or more group annuity contracts (“GACs”) to settle portions of the Plan’s liabilities for certain in-pay status retirees and beneficiaries (“Retiree Lift-Out”);
WHEREAS, Section 16.1 of the Plan authorizes the Benefits Administration Committee of American Water Works Company, Inc. and Its Designated Beneficiaries (the “Benefits Administration Committee”) to amend the Plan in whole or in part at any time and from time to time, provided that any such amendment is administrative in nature, required by law, or does not materially increase the cost of the Plan to the Company, as determined by the Company’s Treasurer in consultation with the Company’s Chief Financial Officer;
WHEREAS, the Benefits Administration Committee desires to amend the Plan to reflect the Retiree Lift-Out; and
WHEREAS, this “Amendment” shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
NOW THEREFORE, BE IT RESOLVED, that by virtue of the authority reserved to the Benefits Administration Committee under Section 16.1 of the Plan, Article VII of the Plan is hereby amended, effective as of December 10, 2025, to add a new Section 7.3 to read, in its entirety, as follows:
“Section 7.3    2025 Group Annuity Contract Purchase. Notwithstanding any other provision in the Plan, on December 10, 2025 (or as soon as practicable thereafter), the Plan shall purchase one or more annuity contracts (such term to include group annuity contract(s) (‘GACs’)) in accordance with, and to effect, the following:
(a)    The entire benefit rights of the Annuitized Individuals (as defined in subsection (e) of this Section 7.3) shall be:
(i)    fully guaranteed by an insurance company licensed to do business in one of the United States of America;
(ii)    legally enforceable by the Annuitized Individual solely against the insurance company and against no other person, including the Plan; and

(iii)    guaranteed by such insurance company by way of an irrevocable commitment to pay the benefit liabilities with respect to the Annuitized Individual.
(b)    A certificate that describes the benefits to which the Annuitized Individual is entitled shall be issued to the Annuitized Individual by the insurance company.
(c)    After the group annuity contract purchase described in this Section, the Annuitized Individual shall no longer be a Participant under the Plan, shall no longer have any rights under the Plan, and the Plan shall have no further obligation to make any payment with respect to any benefit of an Annuitized Individual, including with respect to any survivor, beneficiary, or other person claiming by or through the Annuitized Individual. The Plan shall not be the contract-holder of the group annuity contract nor shall such group annuity contract be held as an asset of the Plan.
(d)    The group annuity contract shall provide for the continued payment of the Annuitized Individual’s benefit in the same form that was in effect under the Plan immediately before the group annuity contract purchase, giving effect to any applicable beneficiary, joint pensioner, contingent annuitant, joint annuitant or similar designation, survivor benefit election, and/or qualified domestic relations order.
(e)    For purposes of this Section, an ‘Annuitized Individual’ is a Participant or any other person who is entitled under the Plan to receive a benefit payable hereunder and who, in each case, satisfies the following conditions:
(i)    if the person is a Participant, spouse or in pay status designated beneficiary, the Plan issued the first payment (or first payments) for such Participant’s, Spouse’s or designated beneficiary’s benefit under the Plan, as applicable, on or before September 1, 2025;
(ii)    if the person is not a Participant, spouse or in pay status designated beneficiary, such person’s benefit under the Plan derives from the benefit of a Participant described in subsection (e)(i) of this Section 7.3;
(iii)    as of the date of the annuity purchase, each of such person’s benefit under the Plan is being paid in the form of an annuity in the amount of $1,725 per month or less; and
(iv)    such person does not belong to any of the excluded categories described in subsection (f) of this Section 7.3.

(f)    Members of the following specified categories and classes of Participants, spouses, designated beneficiaries, and alternate payees in the Plan shall be excluded from designation as an Annuitized Individual under subsection (e) of this Section 7.3:
(i)    Participants, spouses, designated beneficiaries or alternate payees whose accrued benefits under the Plan are determined with reference to a domestic relations order, or other process issued by a court or administrative agency;
(ii)    Participants, spouses or designated beneficiaries who reside in New York state;
(iii)    A Participant who is still within two years of the date payments to the Participants began under Section 6.1(a) of the Plan;
(iv)    Participants, spouses, designated beneficiaries or alternate payees whose accrued benefits under the Plan are payable pursuant to the terms of the legacy GACs with Principal Life Insurance Company and John Hancock Life Insurance Company (U.S.A.)
(v)    Participants, spouses or designated beneficiaries whose accrued benefits under the Plan are offset or reduced by the amount of payments or entitlements due under another employee benefit plan or insurance contract or by deduction other than state or federal tax; and
(vi)    Any individual otherwise excluded on the basis of criteria determined by the Administration Committee (or its delegate) and applied on a uniform and non-discriminatory basis.”
IN WITNESS WHEREOF, this Amendment has been executed this 10th day of December 2025.

BENEFITS ADMINISTRATION COMMITTEE OF
AMERICAN WATER WORKS COMPANY, INC. AND ITS DESIGNATED SUBSIDIARIES

By:	/s/ Martin Falkenberg

Title:	SVP HR